Exhibit (d)(5)(E)

Blyth, Inc.

2003 Long-Term Incentive Plan

Stock Option Agreement

This Stock Option Agreement (this “Agreement”) is made as of the         th day of            , 200  , between Blyth, Inc., a Delaware corporation (the “Company”), and (the “Participant”, which term as used herein shall be deemed to include any successor to the Participant by will or by the laws of descent and distribution, unless the context shall otherwise require).

Pursuant to the Company’s 2003 Long-Term Incentive Plan (the “Plan”), the Company, acting through the Committee, has approved the grant to the Participant, effective as of the date set forth above, of an Option to purchase the number of Shares Purchasable at the Option Price, each as set forth in the Notice of Grant attached hereto (the “Notice of Grant”), upon the terms and conditions hereinafter set forth. Capitalized terms not defined herein shall have the meanings ascribed to such terms in the Plan.

NOW, THEREFORE, in consideration of the mutual premises and undertakings hereinafter set forth, the parties hereto agree as follows:

1.    Option; Option Price.    The Company hereby grants to the Participant an option (the “Option”) to purchase any or all of the number of Shares Purchasable (subject to capitalization adjustments to the extent set forth in Section 4(b) of the Plan), as set forth in the Notice of Grant, at an exercise price per share equal to the Option Price set forth in the Notice of Grant, subject to the terms and conditions of this Agreement and the Plan (which is incorporated by reference herein and which in all cases shall control in the event of any conflict with the terms, definitions and provisions of this Agreement). If designated in the Notice of Grant as an “Incentive Stock Option”, the Option is intended to qualify for Federal income tax purposes as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). If designated in the Notice of Grant as a “Nonqualified Stock Option,” the Option is not intended to qualify as an Incentive Stock Option. A copy of the Plan as in effect on the date hereof has been supplied to the Participant, and the Participant hereby acknowledges receipt thereof.

2.    Term.    The term during which the Option may be exercised, subject to vesting, (the “Option Term”), shall commence on the Date of Grant and shall expire on the Expiration Date set forth in the Notice of Grant, unless such Option shall theretofore have been terminated in accordance with the terms hereof or of the Plan.

3.    Time of Exercise.

(a) The Option shall become vested and exercisable as set forth in the Notice of Grant. Each installment of the Option that becomes vested and exercisable shall be cumulative and shall remain exercisable during the remaining period of the Option Term, unless sooner exercised or terminated as provided in this Agreement or in the Plan.

(b) Anything contained in this Agreement to the contrary notwithstanding, to the extent that this Option is intended to be an Incentive Stock Option, as set forth in the Notice of Grant, the Option shall not be exercisable as an Incentive Stock Option, and shall be treated as a Nonqualified Stock Option, to the extent that the aggregate Fair Market Value (as determined in accordance with Section 2(o) of the Plan as of the date of grant of such options) of all stock with respect to which incentive stock options are exercisable for the first time by the Participant during any calendar year (under the Plan and all other plans of the Company and its Subsidiaries, if any) exceeds $100,000.

4.    Termination of Option.

(a)    The unexercised portion of the Option shall automatically terminate and shall become null and void and be of no further force or effect upon the first to occur of the following:

(i) the expiration of the Option Term;

(ii) the expiration of one year from the date of the Participant’s termination of employment with the Company and its Affiliates (a “Termination of Service”), if such Termination of Service is a result of the Participant’s death or retirement upon or after reaching (A) age 65 or (B) if the Participant has been an employee of the Company and its Affiliates for ten or more years, age 55;

(iii) the expiration of six months from the date of the Participant’s Termination of Service, if such Termination of Service is a result of the Participant’s disability (as defined under the Company’s long-term disability plan that is then applicable to the Participant or, if no such plan is then in effect, as defined by the Committee);

(iv) immediately upon the Participant’s Termination of Service if such Termination of Service is by the Company or an Affiliate for Cause;

(v) the expiration of three months from the date of the Participant’s Termination of Service for any reason other than a reason described in clause (ii), (iii) or (iv) above; provided, however, that if the Participant shall die during such three-month period, the time of termination of the unexercised portion of the Option shall be one year from the date of the Participant’s death;

(vi) except to the extent permitted by Section 10, the date on which the Option or any part thereof or right or privilege relating thereto is sold, assigned, transferred, pledged or otherwise encumbered, except by will or by the laws of descent and distribution; and

(vii) if determined by the Committee in accordance with Section 12 of the Plan.

(b)    To the extent the Option is an Incentive Stock Option, it shall only qualify as such for the applicable period following Termination of Service specified in Section 422 of the Code and the Treasury Regulations relating thereto, and the Option shall be a Nonqualified Stock Option to the extent the Option remains exercisable after such period.

(c)    Anything contained herein to the contrary notwithstanding, the Option shall not be affected by any change of duties or position of the Participant (including a transfer to or from the Company or any of its Affiliates), so long as the Participant continues to be an Employee.

5.    Procedure for Exercise.

(a) The Option may be exercised, from time to time, in whole or in part (but for the purchase of whole shares only), by delivery of a written notice substantially in the form attached as Exhibit A hereto (the “Exercise Notice”) from the Participant to the Company, which Exercise Notice shall:

(i) state that the Participant elects to exercise the Option;

(ii) state the number of Shares with respect to which the Option is being exercised (the “Optioned Shares”);

(iii) state the method of payment for the Optioned Shares pursuant to Section 5(b);

(iv) state the date upon which the Participant desires to consummate the purchase of the Optioned Shares (which date must be prior to the termination of such Option and no sooner that 5 business days from the delivery of such Exercise Notice and no later than 30 calendar days from the delivery of such Exercise Notice, as may be appropriately adjusted by the Committee in the event of a Change in Control);

(v) include any representations of the Participant required under Section 8(b);

(vi) if the Option is being exercised by any person other than the Participant, include evidence to the satisfaction of the Committee of the right of such person to exercise the Option pursuant to Section 10; and

(vii) include such further provisions consistent with the Plan as the Committee may from time to time require.

(b)    Payment of the Option Price for the Optioned Shares shall be made by:

(i) certified or bank cashier’s check;

(ii) in the form of unrestricted Shares (by delivery of such Shares or by attestation) already owned by the Participant of the same class as the Shares subject to the Option based on the Fair Market Value of the Shares on the date the Option is exercised (provided that such already owned Shares have been held by the Participant unencumbered for at least six months, or any shorter period sufficient to avoid a charge to the Company’s earnings for financial reporting purposes);

(iii) unless otherwise determined by the Committee, through a broker assisted cashless exercise arrangement established by the Participant pursuant to which the Company receives payment of the Option Price for the Optioned Shares from the broker prior to the issuance thereof; and

(iv) a combination of the methods set forth in the foregoing clauses (i), (ii) and (iii).

(c)    The Company shall issue (or cause to be issued) a stock certificate in the name of the Participant (or such other person exercising the Option in accordance with the provisions of Section 10) for the Optioned Shares as soon as reasonably practicable after receipt of the Exercise Notice and payment of the aggregate Option Price for such shares, subject to Section 8(b).

6.    Withholding.    The Committee shall be entitled to require as a condition of delivery of the Optioned Shares in connection with the exercise of an Option that the Participant remit or, in appropriate cases, agree to remit when due, an amount sufficient to satisfy all current or estimated future federal, state and local withholding tax and employment tax requirements relating thereto. The Committee may in its discretion permit the minimum statutorily required withholding obligations to be satisfied by having the Company withhold a portion of the Optioned Shares that would otherwise be issued to the Participant upon exercise of the Option.

7.    Rights as a Stockholder.    Except as otherwise provided in Section 8(b), the Participant shall have all of the rights of a shareholder of the Company holding the Shares subject to the Option (including, if applicable, the right to vote the Shares and the right to receive dividends), when the Participant has given the Exercise Notice to the Company, has paid in full for such Shares and, if requested by the Company, has given the representation described in Section 8(b).

8.    Additional Provisions Related to Exercise.

(a)    The Option shall be exercisable only on such date or dates and during such period and for such number of Shares Purchasable as are set forth in this Agreement.

(b)    To exercise the Option, the Participant shall follow the procedures set forth in Section 5 hereof. The Committee may require each person purchasing or receiving Shares pursuant to the Option to represent to and agree with the Company in writing that such person is acquiring the Shares without a view to the distribution thereof. The certificates for such Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. Notwithstanding any other provision of the Plan or this Option Agreement, the Company shall not be required to issue or deliver any certificate or certificates for Optioned Shares under the Plan prior to fulfillment of all of the following conditions:

(i) listing or approval for listing upon notice of issuance of such Optioned Shares on the New York Stock Exchange, or such other securities exchange as may at the time be the principal market for the Optioned Shares;

(ii) any registration or other qualification of such Optioned Shares under any state of federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and

(iii) obtaining any other consent, approval, or permit from any state or federal governmental agency which the Committee shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable.

9.    No Evidence of Employment or Consulting Relationship.    Nothing contained in the Plan or in this Agreement shall confer upon the Participant any right with respect to the continuation of his or her employment by the Company or any Affiliate or interfere in any way with the right of the Company or any Affiliate (subject to the terms of any separate agreement to the contrary), at any time to terminate such employment relationship or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of the Option. For purposes of clarification, this Option shall not guarantee employment for the length of any vesting schedule set forth in the Notice of Grant.

10.    Restriction on Transfer.    The Option may not be sold, assigned, transferred, pledged or otherwise encumbered, except by will or by the laws of descent and distribution; provided, however, that, if so determined by the Committee, the Participant may, in the manner established by the Committee, designate a beneficiary to exercise the rights of the Participant with respect to the Option upon the death of the Participant. The Option shall be exercisable, during the Participant’s lifetime, only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative. Notwithstanding the foregoing, and subject to Section 422 of the Code (if the Option is an Incentive Stock Option), the Committee, in its sole discretion, may permit the Participant to assign or transfer the Option to a Family Member; provided, however, that the Option shall be subject to all the terms and conditions of the Plan and this Agreement. Following transfer, for purposes of this Agreement, a transferee of the Option shall be deemed to be the Participant; provided that the Option shall be exercisable by the transferee only to the extent and for such periods that the Option would have been exercisable if held by the Participant. If the Participant dies, the Option shall thereafter be exercisable, during the period specified in Section 4(a), by the Participant’s executors or administrators to the full extent to which the Option was exercisable by the Participant at the time of the Participant’s death. The Option shall not be subject to execution, attachment or similar process. Any attempted sale, assignment, transfer, pledge or other encumbrance of the Option contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Option, shall be null and void and without effect.

11.    Disqualifying Dispositions.    If Optioned Shares acquired by exercise of an Incentive Stock Option are disposed of within two years following the date of this Agreement or one year following the issuance thereof to the Participant (a “Disqualifying Disposition”), the Participant shall, immediately prior to such Disqualifying Disposition, notify the Company in writing of the date and terms of such Disqualifying Disposition and provide such other information regarding the Disqualifying Disposition as the Company may reasonably require.

12.    Notices.    All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if (i) personally delivered, (ii) sent by nationally-recognized overnight courier or (iii) sent by registered or certified mail, postage prepaid, addressed as follows:

if to the Participant, to the address set forth on the Notice of Grant; and

if to the Company, to:

Blyth, Inc.

One East Weaver Street

Greenwich, CT 06831

Attention: Secretary

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such communication shall be deemed to have been given (x) when delivered, if personally delivered, (y) on the first Business Day (as hereinafter defined) after dispatch, if sent by nationally-recognized overnight courier and (z) on the third Business Day following the date on which the piece of mail containing such communication is posted, if sent by mail. As used herein, “Business Day” means a day that is not a Saturday, Sunday or a day on which banking institutions in the city to which the notice or communication is to be sent are not required to be open.

13.    No Waiver.    No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition, whether of like or different nature.

14.    Participant Undertaking.    The Participant hereby agrees to take whatever additional actions and execute whatever additional documents the Company may in its reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Participant pursuant to the express provisions of this Agreement or the Plan.

15.    Successors and Assigns.    Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Participant and the Company and their respective successors, assigns, heirs, representatives and estates, as the case may be.

16.    Modification of Rights.    The rights of the Participant are subject to modification and termination in certain events as provided in this Agreement and the Plan.

17.    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts made and to be wholly performed therein. Should any provision of this Agreement be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable. Each of the parties submits to the jurisdiction of any state or federal court sitting in the State of Delaware, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto. Either party may make service on the other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided herein for the giving of notices.

18.    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

19.    Entire Agreement.    This Agreement (including the Notice of Grant), the Plan and, upon execution, the Exercise Notice, constitute the entire agreement between the parties with respect to the subject matter hereof, and supersede all previously written or oral negotiations, commitments, representations and agreements with respect thereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Blyth, Inc.

By:

Name:	Jane F. Casey
Title:	Vice President, Organizational Development

Participant

Name: